Exhibit 99.1

PRESS RELEASE

Beverly Hills Bancorp Inc.

23901 Calabasas Rd., Ste. 1050

Calabasas, CA 91302

Contact Information:	Larry Faigin
Chairman of the Board
323.939.6184

Joseph W. Kiley III
Chief Executive Officer
800.515.1616
818.223.5418

BEVERLY HILLS BANCORP INC. ANNOUNCES ELECTION OF CFO

AND DECLARES REGULAR QUARTERLY DIVIDEND

CALABASAS, CA – (BUSINESS WIRE) – February 25, 2005 – Beverly Hills Bancorp Inc. (NASDAQ-NNM: BHBC) announced today the election of Takeo Sasaki as Chief Financial Officer effective immediately. Joseph W. Kiley III previously held the CFO title of BHBC in addition to President and CEO of both BHBC and First Bank of Beverly Hills (“FBBH”). Mr. Sasaki currently serves as Chief Financial Officer of FBBH, the position he has held since February 2003.

Larry Faigin, Chairman of the Board, expressed congratulations to Mr. Sasaki and thanked Mr. Kiley for assuming the role as Chief Financial Officer during the period following the sale of Wilshire Credit Corporation, the Company’s former loan servicing subsidiary. Mr. Faigin stated, “With the appointment of a strong CFO, Mr. Kiley will be able to focus, as President and CEO, completely on the continued growth of FBBH.”

The Company also announced today the declaration of a 12½ cents per share cash dividend on the Company’s common stock. The dividend is payable April 1, 2005 to stockholders of record as of March 15, 2005.

Beverly Hills Bancorp Inc. is a financial holding company that conducts banking operations through its wholly-owned subsidiary, First Bank of Beverly Hills, F.S.B. (“FBBH” or the “Bank”), and mortgage investment operations through its investment subsidiary, WFC Inc. The Bank is a federally chartered savings bank and is regulated by the Office of Thrift Supervision. The Bank has applied to the California Department of Financial Institutions for conversion to a state community bank charter.

For further information, please see our website (www.fbbh.com) for our 10-Q Report and related communications.

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